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                                                                     EXHIBIT 4.1




                           NOVA CHEMICALS CORPORATION

                           RESTRICTED STOCK UNIT PLAN





                       ADOPTED EFFECTIVE SEPTEMBER 9, 2003





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                                TABLE OF CONTENTS


                                                                        PAGE NO.
      Preamble and Definitions                                              1

      Construction and Interpretation                                       5

      Powers of the Board and Eligibility                                   6

      Restricted Stock Unit Accounts                                        9

      Vesting                                                              10

      Payment Following Vesting                                            12

      Termination and Change of Control                                    14

      Currency                                                             15

      No Rights As Shareholder                                             15

      Administration                                                       16

      Transferability                                                      19

                           NOVA CHEMICALS CORPORATION
                           RESTRICTED STOCK UNIT PLAN


                                    ARTICLE 1
                            PREAMBLE AND DEFINITIONS



1.1      Name of Plan

         The Plan herein described shall be called the "NOVA Chemicals Corporation Restricted Stock Unit Plan" and is referred to herein as the "Plan".

1.2      Purpose

         The purpose of the Plan is to promote the long-term interests of the Company and its stockholders by strengthening the Company's ability to attract, motivate and retain Eligible Employees and Eligible Directors upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend, and to provide an additional incentive for such individuals through stock ownership and other rights that promote and recognize the financial success and growth of the Company and create value for shareholders of the Company.

1.3      Definitions

         In and for the purposes of the Plan, except as otherwise expressly provided:

         (a)      "Applicable Source Deductions" has the meaning set out in
                  Section 10.8 of the Plan.

         (b)      "Award" means a grant under this Plan of Restricted Stock
                  Units.

         (c)      "Board" means the Board of Directors of the Company.

         (d) "Change of Control" means any change in the holding, direct or indirect, of the securities of the Company as a result of which a person (as defined in the ALBERTA BUSINESS CORPORATIONS ACT), or a group of persons, are in a position to exercise effective control of the Company.

         (e) "Code" means the United States INTERNAL REVENUE CODE OF 1986, as amended from time to time, and the applicable regulations promulgated thereunder.

         (f) "Committee" means a committee of Directors appointed by the Board in accordance with Section 3.2 of the Plan.

         (g) "Committee Guidelines" means the rules, regulations, agreements, policies, guidelines and instruments referred to in Section 10.3 of the Plan.

         (h) "Common Share" means a common share in the capital of the Company.

         (i) "Company" means NOVA Chemicals Corporation and includes any successor corporation resulting from any form of corporate reorganization.

         (j)      "Director" means any individual who is a member of the Board.

         (k)      "Dividend Equivalent" has the meaning ascribed to it in
                  Section 4.2 of the Plan.

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         (l)      "EBITDA" means for any period, the consolidated earnings
                  (losses) of the Company before extraordinary items and the cumulative effect of accounting changes, as determined by the Company in accordance with GAAP, and before interest (expenses or income), taxes, depreciation, amortization, non-cash gains and losses from sales of assets other than in the ordinary course of business and non-cash expense charged against earnings.

         (m) "Eligible Employee or Eligible Director" means an Employee or Non-Employee Director.

         (n) "Employee" means any employee of the Company or of a subsidiary of the Company.

         (o) "Employer", in respect of any Employee, means the Company or one of its subsidiaries that is the employer of such Employee.

         (p) "Exchange Act" means the United States Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations promulgated thereunder.

         (q) "Fair Market Value" of a Common Share means (i) the last reported sale price at which Common Shares traded on the Toronto Stock Exchange on a particular date; or (ii) if there is no reported sale price at which Common Shares traded on such Exchange on the particular date, then "Fair Market Value" means the last reported sale price at which Common Shares traded on such Exchange prior to the particular date; in the event that the Common Shares are not listed on the Toronto Stock Exchange but are listed on another stock exchange or stock exchanges in Canada or the United States, the foregoing references to the Toronto Stock Exchange shall be deemed to be references to such other stock exchange, or, if more than one, to such one as shall be designated by the Board.

         (r) "Non-Employee Director" means a Director who is not an Employee.

         (s) "Participant" means an Employee or a Non-Employee Director who has been selected to receive an Award or who has an outstanding Award granted under the Plan.

         (t) "Performance Goals" means the performance goals established by the Board in connection with the grant of Restricted Stock Units. In the case of Qualified Performance-Based Awards, (i) such goals shall be based on the attainment of specified levels of one or more of the following measures: revenues, EBITDA margin, earnings per share, sales, net profit after tax, gross profit, operating profit, cash generation, unit volume, return on equity, change in working capital, return on capital, shareholder return, market share or any other objective performance measure established by the Committee, and (ii) such Performance Goals shall be set by the Board within the time period prescribed by Section 162(m) of the Code and related regulations.

         (u) "Plan" means the NOVA Chemicals Corporation Restricted Stock Unit Plan, as it may from time to time be modified, supplemented or amended and in effect.

         (v) "Qualified Performance-Based Award" means an award of Restricted Stock Units designated as such by the Board at the time of grant, based upon a determination that (i) the Participant is or may be a "covered employee" within the meaning of Section 162(m)(3) of the Code in the year in which the Company would expect to be able to claim a tax deduction with respect to such Restricted Stock Units and (ii) the Board wishes such Award to qualify for the Section 162(m) Exemption.

         (w) "Restricted Stock Unit" or "RSU" means a unit credited by means of a bookkeeping entry on the books of the Company to a Participant's account which is granted in accordance with
                  Section 3.3 and administered in accordance with the terms and conditions of the Plan, the value of which on a particular date, shall be equal to the Fair Market Value of a Common Share;

         (x) "Restricted Stock Unit Account" or "RSU Account" means an account described in Section 4.1 of the Plan.

         (y) "Restricted Stock Unit Agreement" has the meaning ascribed to it in Section 3.7 of the Plan.

         (z) "RSUP Trust Agreement" means the Restricted Stock Unit Plan trust agreement as may be entered into by the Company and an RSUP Trustee, from time to time, and includes any successor or replacement agreement thereof or thereto.

         (aa) "RSU Guidelines" means the rules, regulations, agreements, policies, guidelines and instruments referred to in Section
                  10.4 of the Plan.

         (bb) "RSUP Trustee" means the trustee under the RSUP Trust Agreement as the Committee may from time to time designate to act as trustee for the purposes of the Plan.

         (cc)     "Section 16(b)" means Section 16(b) of the Exchange Act.

         (dd) "Section 162(m) Exemption" means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

         (ee) "subsidiary" has the meaning that term had in the ALBERTA BUSINESS CORPORATIONS ACT in effect on the date of adoption of the Plan by the Board.

         (ff) "Unvested Restricted Stock Units", in respect of any Participant, means Restricted Stock Units recorded in the RSU Account in respect of such Participant which have not yet become vested and have not been forfeited and cancelled as provided in Section 7.1 of the Plan or otherwise cancelled.

         (gg) "Vested Restricted Stock Units", in respect of any Participant, means Restricted Stock Units recorded in the RSU Account in respect of such Participant which have become vested pursuant to the provisions of the Plan.

                                    ARTICLE 2
                         CONSTRUCTION AND INTERPRETATION

2.1      Gender, etc.

         In the Plan, references to the masculine include the feminine; reference to the singular shall include the plural and vice versa, as the context shall require.

2.2      Governing Law

         The validity, construction and effect of the Plan, any rules and regulations relating to the Plan, and any determination, designation, notice, election or other document contemplated herein shall be determined in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

 2.3     Severability

         If any provision of the Plan or part hereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

 2.4     Headings

         Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained.

 2.5     Language

         The Company and the Participants confirm their desire that this document along with all other documents including all notices relating hereto, be written in the English language. La Compagnie et les employes admissibles confirment leur volonte que ce document de meme que tous les documents, y compris tout avis, s'y rattachant soient rediges en anglais.

                                    ARTICLE 3
                       POWERS OF THE BOARD AND ELIGIBILITY

3.1      Powers of the Board

         The Board may from time to time while the Plan is in force:

         (a) name or designate as a Participant any Eligible Employee or Eligible Director;

         (b) grant Awards to Participants pursuant to the terms of the Plan;

         (c) determine the number of Common Shares to be covered by each Award granted hereunder;

         (d)      approve forms of agreement for use under the Plan;

         (e) determine the terms and conditions (which need not be the same with respect to each Participant), not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to the vesting criteria (including time and performance criteria) and any vesting period applicable to any Award, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any grant of Restricted Stock Units relating thereto, based in each case on such factors as the Board, in its sole discretion, shall determine;

         (f) construe and interpret the terms of the Plan and Awards granted pursuant to the Plan and interpret, administer, reconcile any inconsistency, correct any default and/or supply any omission in the Plan and any instrument or agreement relating to any Award granted under the Plan; provided, however, that the Board may not adjust upwards the amount payable with respect to a Qualified Performance-Based Award or alter the Performance Goals associated therewith;

         (g) prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment, complying with securities laws or otherwise complying with foreign tax laws;

         (h) modify or amend each Award; provided, however, that the Board may not adjust upwards the amount payable with respect to a Qualified Performance-Based Award or alter the Performance Goals associated therewith;

         (i) satisfy withholding tax obligations by withholding from the Common Shares to be purchased upon lapsing of restrictions on Restricted Stock Units that number of Common Shares having a Fair Market Value equal to the amount required to be withheld or if the Restricted Stock Units are paid in cash, withholding the amount required to be withheld from the cash payment. The Fair Market Value of the Common Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined;

         (j) authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Board; and

         (k) make all other determinations deemed necessary or advisable for administering the Plan.

3.2      Effect of the Board's Decision

         The Board's decisions, determinations and interpretations shall be final, binding and conclusive on all Participants, and all other persons having an interest herein. No member of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any award hereunder.

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         Each member of the Board or Committee is indemnified and held harmless by the Company against any cost or expense (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan to the extent permitted by applicable law. This indemnification is in addition to any rights of indemnification a Board or Committee member may have as director or otherwise under the by-laws of the Corporation, any agreement, any vote of shareholders, or disinterested directors, or otherwise.

3.3      Committee Recommendations

         The Committee will from time to time while the Plan is in force review and recommend for approval by the Board and designation as "Participants" Eligible Employees and Eligible Directors whose participation in the Plan would, in the opinion of the Committee, be consistent with the purposes of the Plan, the number of Restricted Stock Units to be awarded to each Participant from time to time, the vesting criteria and vesting period applicable to any Award and any terms and conditions relating to any Award that are consistent with the Plan and that the Committee determines to be appropriate.

3.4      Service Period

         Each Award made to a Participant shall be in respect of services performed or to be performed by the Participant in the calendar year in which the Award was made.

3.5      Limitation on Rights

         Except as expressly set out herein or in the RSU Guidelines, the Committee Guidelines or any agreement referred to in Section 3.7 below, nothing in the Plan or in any of the RSU Guidelines, the Committee Guidelines or in any agreement referred to in Section 3.7 shall confer on any Employee any right to be named or designated as a Participant or to be awarded any Restricted Stock Units. Except as may be expressly set out herein or in the RSU Guidelines or the Committee Guidelines or as required by law, there is no obligation for uniformity of treatment of Participants or Eligible Employees and Eligible Directors, or any group of Participants or Eligible Employees and Eligible Directors, whether based on salary grade or organizational level or otherwise. Any Award made to any Participant shall not obligate the Board to make any subsequent Award to that Participant.

3.6      Waiver of Eligibility Requirements

         The Committee and the Board may, in their discretion, where the Committee or the Board, as the case may be, is of the opinion that it is reasonable to do so and it does not adversely affect the rights of the Participant under the Plan, waive any restrictions with respect to eligibility or participation in the Plan and, notwithstanding the provisions of Section 3.1, the Board, in its discretion, may name or designate as a Participant any Eligible Employee or Eligible Director whose participation in the Plan would, in the opinion of the Board or the Committee, be consistent with the purposes of the Plan, and award Restricted Stock Units to such Participant.

3.7      Restricted Stock Unit Agreements

         Each Award shall be evidenced by a written agreement executed by the Participant that shall specify the number of Awards granted and such other provisions as the Board shall determine in its sole discretion (a "Restricted Stock Unit Agreement"). A Participant will not be entitled to any Award or any benefit of the Plan unless the Participant agrees with the Company to be bound by the provisions of the Plan. By entering into a Restricted Stock Unit Agreement, each Participant shall be deemed conclusively to have accepted and consented to all terms of the Plan and all bona fide actions or decisions made by the Board, and the Committee in relation to the Plan. Such terms and consent shall also apply to and be binding on the legal representatives, beneficiaries and successors of each Participant. The Company shall provide each Participant with a copy of the Plan.

3.8      No Right to Employment

         The Plan shall not be interpreted as either an employment or trust agreement. Nothing in the Plan nor any RSU Guidelines, Committee Guidelines or any Restricted Stock Unit Agreement nor any action taken hereunder shall be construed as giving any Participant the right to be retained in the continued employ or service of the Company or any of its subsidiaries, or giving any Participant or any other person the right to receive any benefits not specifically expressly provided in the Plan nor shall it interfere in any way with any other right of the Company or any subsidiary of the Company to terminate the employment or service of any Participant at any time.

                                    ARTICLE 4
                         RESTRICTED STOCK UNIT ACCOUNTS


4.1      RSU Accounts

         An account will be established, for bookkeeping purposes only, for each Participant that is awarded Restricted Stock Units under the Plan, to reflect such Participant's interest under the Plan. The account so established shall be (a) credited with each number of Restricted Stock Units (including, if applicable, fractional Restricted Stock Units) awarded under the Plan, and (b) adjusted to reflect (i) additional Dividend Equivalents (including, if applicable, fractional Restricted Stock Units) required to be credited pursuant to Section 4.2 of the Plan, and (ii) the cancellation of all Restricted Stock Units (including, if applicable, fractional Restricted Stock Units) with respect to which payments are made pursuant to Article 6 or Article 7 of the Plan, or which are forfeited and/or cancelled pursuant to
         Section 7.1 of the Plan. Neither the Plan nor any of the RSU accounts established hereunder shall hold any actual funds or assets.

4.2      Dividend Equivalents

         The RSU Account in respect of each Participant will be credited with additional Restricted Stock Units (including, if applicable, fractional Restricted Stock Units) ("Dividend Equivalents") on each dividend payment date in respect of which cash dividends are paid by the Company on the Common Shares. Such Dividend Equivalents will be computed by dividing (i) the product obtained by multiplying the amount of the dividend declared and paid by the Company on the Common Shares on a per share basis (excluding stock dividends, but including dividends which may be paid in cash or in shares at the option of the holder) by the number of Restricted Stock Units recorded in the RSU Account in respect of the Participant on the record date for the payment of such dividend, by (ii) the Fair Market Value of a Common Share on the date the dividend is paid by the Company.

4.3      Reorganization Adjustments

         In the event

         (a) of any change in the Common Shares through subdivision, consolidation, reclassification, amalgamation, merger or otherwise, or

         (b)      of any stock dividend to holders of Common Shares, or

         (c) that as a result of any recapitalization, merger, consolidation or otherwise the Common Shares are converted into or exchangeable for any other shares,

         then in any such case the number of Common Shares available for Restricted Stock Units and the number of Common Shares covered by outstanding Restricted Stock Units shall be proportionately adjusted by the Board to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants.

                                    ARTICLE 5
                                     VESTING

5.1      Vesting - General

         Subject to Sections 5.3 and 5.4, all Restricted Stock Units awarded under the Plan shall be subject to a vesting schedule to be determined by the Board in its own discretion, and all Dividend Equivalents referred to in Section 4.2 shall vest at the time when the Restricted Stock Units in respect of which such Dividend Equivalents were credited vest.

5.2      Vesting Criteria

         Subject to Section 5.4, the Committee may from time to time while the Plan is in force recommend for approval by the Board such vesting criteria or periods for Restricted Stock Units to be awarded or credited hereunder, including, without limitation, such limitations based upon the passage of time after the grant of the Restricted Stock Units, the satisfaction of specified performance criteria relating generally to the Company or particularly to a Participant or the satisfaction or fulfillment of any other conditions (including any combination of the foregoing), and such other restrictions or conditions in respect thereof as the Committee may in its discretion determine to be appropriate, and the Board, in its discretion, may, from time to time, approve any such vesting criteria, periods, limitations or restrictions.

5.3      Waiver of Vesting Criteria

         Subject to Sections 5.4 and 5.5, the Committee may, in its discretion, waive any restrictions with respect to vesting criteria, limitations or restrictions with respect to any Participant where in the opinion of the Committee it is reasonable to do so and does not prejudice the rights of the Participant under the Plan.

5.4      Vesting Restriction

         Notwithstanding any other provision hereof to the contrary, in no event will any Restricted Stock Unit vest, nor any payment be made hereunder in respect of any Restricted Stock Unit or Dividend Equivalent after the end of the calendar year which is three years following the end of the year in which the services to which the Award of such Restricted Stock Unit relates were performed by the Participant.

5.5      Performance-Based Awards

         The Board may, prior to or at the time of grant, designate an Award as a Qualified Performance-Based Award, in which event the Board shall condition the grant or vesting, as applicable, of such Award upon the attainment of Performance Goals. If the Board does not designate an Award as a Qualified Performance-Based Award, it may also condition the grant or vesting thereof upon the attainment of Performance Goals. Regardless of whether an Award is a Qualified Performance-Based Award, the Board may also condition the grant or vesting thereof upon the continued service of the Participant. The conditions for grant or vesting and the other provisions of the Award (including without limitation any applicable Performance Goals) need not be the same with respect to each Participant. The Board may not increase the Common Shares that would otherwise be payable upon achievement of the applicable Performance Goals, but may reduce or eliminate the payments except as provided in the terms of the Restricted Stock Unit Agreement.

                                    ARTICLE 6
                            PAYMENT FOLLOWING VESTING

6.1      Payment Following Vesting

         Following vesting of any Restricted Stock Unit recorded in any RSU Account in respect of any Participant, and as soon as practicable after vesting, payment of such Vested Restricted Stock Units and any Dividend Equivalents shall be as determined by the Committee and as evidenced in the Restricted Stock Unit Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay Vested Restricted Stock Units and/or Dividend Equivalents in the form of cash or in Common Shares (or in any combination thereof) equal to the number of such Vested Restricted Stock Units acquired on behalf of the Participant on the open market (and/or Dividend Equivalents) multiplied by the Fair Market Value of one Common Share as at the date of vesting, net of all Applicable Source Deductions, if any, either in a lump sum payment or in installments, as the Committee shall determine; provided, however, that all payments in respect of an Award shall be made no later than December 31 of the third calendar year following the year in which the Award was made.

         Any Common Shares paid may be paid subject to any restrictions deemed appropriate by the Committee.

6.2      Acquisition of Shares in the Open Market

         a) Purchases of Common Shares pursuant to the Plan shall be made on the open market by a broker independent from the Company designated by the Participant and who is a member of the Toronto Stock Exchange or, where the Common Shares are not listed on the Toronto Stock Exchange, the stock exchange which is relevant for determining the value of the Restricted Stock Units ("Broker"). Any such designation may be changed from time to time. Upon designation of a Broker or at any time thereafter, the Company may elect to provide the designated Broker with a letter agreement to be executed by the Broker and entered into with the Participant and to which the Company would also be a party, setting forth, inter alia, (i) the Broker's concurrence to being so designated, to act for the Participant's account in accordance with customary usage of the trade with a view to obtaining the best share price for the Participant, and to delivering to the Participant or his representative the share certificate for the Common Shares purchased upon payment by the Company of the purchase price and related reasonable brokerage commission, and (ii) the Company's agreement to notify the Broker of the number of Common Shares to be purchased and to pay the purchase price and the related reasonable brokerage commission, provided however that no terms of said letter agreement shall have the effect of making the Broker or deeming the Broker to be an affiliate of (or not independent from) the Company for purposes of any applicable corporate, securities or stock exchange requirement.

         b) If the Company enters into an RSUP Trust Agreement, the RSUP Trustee may, but shall not be obligated to, acquire shares of its outstanding Common Shares from time to time in anticipation of the Company's obligation to pay out any Vested Restricted Stock Units and/or Dividend Equivalents under the Plan. The RSUP Trustee may purchase, pursuant to the terms of the RSUP Trust Agreement, a number of Common Shares equal to or less than the number of such Vested Restricted Stock Units and Dividend Equivalents then outstanding under the Plan for which no previous purchases have been made. Such purchases by the RSUP Trustee shall be made in the open market, through the facilities of the Toronto Stock Exchange (or such other exchange as the Committee may designate from time to time), pursuant to the terms of the RSUP Trust Agreement and in accordance with applicable securities laws and exchange rules.

                  Such Common Shares purchased by the RSUP Trustee shall be purchased and held in a trust for the uses and purposes of the Plan in accordance with applicable securities laws and exchange rules.

                                    ARTICLE 7
                        TERMINATION AND CHANGE OF CONTROL

7.1      Termination of Eligible Employees and Eligible Directors

         Except as otherwise provided in the applicable Restricted Stock Unit Agreement, if a Participant ceases to be an Eligible Employee or Eligible Director prior to the vesting of the Restricted Stock Units because of any reason other than death or retirement, then the Restricted Stock Units credited to the Participant's Restricted Stock Unit Account shall be forfeited as of the last day of active service and the Participant shall not be entitled to any payment with respect to the Restricted Stock Unit Award subject to such vesting period, unless the Board shall otherwise determine in its sole discretion.

         Unless otherwise provided in the applicable Restricted Stock Unit Agreement, if a Participant ceases to be an Eligible Employee or Eligible Director prior to the vesting of the Restricted Stock Units by reason of death or retirement, the Restricted Stock Units credited to the Participant's Restricted Stock Unit Account shall vest on the date of death or retirement and the Participant's estate or the Participant will be entitled to receive payment in respect of all Vested Restricted Stock Units pursuant to the provisions of Article 6 hereof. For the purposes of this section 7.1, if an Eligible Director resigns as a Director, he will be deemed to have retired from the Company.

7.2      Change of Control

         Notwithstanding anything contained herein to the contrary, if a Change of Control should occur at any time, any Restricted Stock Unit that is not by its terms then vested shall be deemed to have vested immediately prior to such Change of Control and the Participant will be entitled to receive payment in respect of all such Vested Restricted Stock Units pursuant to the provisions of Article 6 hereof.

                                    ARTICLE 8
                                    CURRENCY

8.1      Currency

         All references in the Plan to currency refer to lawful currency of Canada.


                                    ARTICLE 9
                            NO RIGHTS AS SHAREHOLDER

9.1      No Rights as Shareholder

         For greater certainty, nothing in the Plan, the RSU Guidelines, the Committee Guidelines or in any agreement referred to in Section 3.7 shall confer on any Participant any claim or right to be issued Common Shares, on account of Restricted Stock Units credited to the Restricted Stock Unit Account of the Participant or otherwise, and under no circumstances will Restricted Stock Units confer on any Participant any of the rights of a shareholder of the Company including, without limitation, the right to exercise any voting rights, dividend entitlement, rights of liquidation or other rights attaching to ownership of Common Shares.

                                   ARTICLE 10
                                 ADMINISTRATION

10.1     Common Shares Subject to the Plan

         Subject to the provisions of Section 4.3 of the Plan, the maximum aggregate number of Common Shares which may be purchased under the Plan is ten million Common Shares.

10.2     Limitations

         No Participant shall be granted more than one million Restricted Stock Units during any calendar year.

10.3     Amendment, Suspension, Termination

         The Board may from time to time amend or suspend the Plan in whole or in part and may at any time terminate the Plan. No such amendment, suspension or termination shall adversely affect the rights of any Participant at the time of such amendment, suspension or termination with respect to Restricted Stock Units recorded in such Participant's Restricted Stock Unit Account without the consent of the affected Participant. If the Board terminates the Plan, no new Restricted Stock Units will be awarded to any Participant, but previously credited Restricted Stock Units shall remain outstanding, be entitled to Dividend Equivalents as provided under Section 4.2, and be paid in accordance with the terms and conditions of the Plan existing at the time of termination. The Plan will finally cease to operate for all purposes when the last remaining Participant receives a payment in satisfaction of all Restricted Stock Units recorded in the Restricted Stock Unit Account in respect of such Participant, or all Restricted Stock Units recorded in the Restricted Stock Unit Account in respect of such Participant are cancelled pursuant to the provisions hereof.

10.4     RSU Guidelines

         The Committee may from time to time while the Plan is in force recommend for approval by the Board such rules, regulations, agreements, policies and guidelines in relation to the administration of the Plan as the Committee may, in its discretion, determine are desirable, including, without limitation, guidelines for awards of Restricted Stock Units and the Board, in its discretion, may from time to time, approve, amend, rescind or waive any such rules, regulations, agreements, policies or guidelines.

10.5     Committee Guidelines

         Subject to the exercise by the Board of the powers and authority of the Board as set out herein, and in the Mandate of the Committee and the RSU Guidelines from time to time established and in effect, the Committee shall have full power and authority to administer and interpret, and shall be responsible for the administration of the Plan and, subject as aforesaid, the Committee may from time to time establish, amend, rescind or waive such rules, regulations, agreements, policies, guidelines and instruments and make such determinations and take such steps for the administration of the Plan as the Committee, in its discretion, may determine are desirable.

10.6     Interpretation

         Any questions arising as to the interpretation and administration of the Plan will be determined by the Committee. Absent manifest error, the Committee's interpretation of this Plan, and all actions taken by the Board and the Committee, pursuant to the powers vested in them hereunder, shall be conclusive and binding on all parties concerned, including the Company, all other Employers, and each Participant. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan in such manner and to such extent as it may determine is necessary or advisable. The Committee may as to all questions of accounting rely conclusively upon any determinations made by the auditors or accountants of the Company.


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10.7     Legal Compliance

         The administration of the Plan, including without limitation any acquisitions of Common Shares under the Plan, shall be subject to and made in conformity with all applicable laws and all applicable regulations of a duly constituted authority. Without limiting the generality of the foregoing, the Committee may take such steps and require such documentation from Participants as the Committee may determine are desirable to ensure compliance with all applicable laws and legal requirements, including all applicable corporate and securities laws and regulations of any country, and any political subdivisions thereof, and the by-laws, rules and regulations of any stock exchanges or other organized market on which the Common Shares may from time to time be listed or posted and any applicable provisions of the Code, the INCOME TAX ACT (Canada) and the applicable regulations promulgated thereunder, or income tax legislation and regulations of any other jurisdiction.

10.8     Tax and Other Source Deductions

         The Company and/or Employer shall withhold and deduct from any payment to be made under the Plan a sufficient amount to cover withholding of any taxes and other amounts required to be withheld by any American, Canadian or foreign federal, provincial, state or local taxing authorities ("Applicable Source Deductions") with respect to an Award or payment under the Plan. The Company may take such other action as the Board or the Committee may consider advisable to enable the Company, the Employer and any Participant to satisfy obligations for the payment of Applicable Source Deductions relating to any payment to be made under the Plan. Each Participant (or the heirs and legal representatives of the Participant) shall bear any and all Applicable Source Deductions on amounts paid to the Participant (or the heirs and legal representatives of the Participant) under the Plan. If the Board, or the Committee so determine, the Company and/or the Employer shall have the right to require, prior to making any payment under the Plan, payment by the recipient of the excess of any Applicable Source Deductions over any amounts withheld by the Company and/or the Employer, in order to satisfy the tax obligations of the recipient in respect of any payment under the Plan. If the Company and/or the Employer do not withhold from any payment, or require payment of an amount by a recipient, sufficient to satisfy Applicable Source Deductions, the Participant shall make reimbursement, on demand, in cash, of any amount paid by the Company and/or the Employer in satisfaction of any Applicable Source Deductions.

10.9     Record Keeping

         The Company shall keep, or cause to be kept, accurate records of all transactions in respect of Participants hereunder and all Restricted Stock Units credited to the Restricted Stock Unit Account in respect of Participants and may periodically make or cause to be made appropriate reports to each Participant concerning the status of the Restricted Stock Unit Account in respect of such Participant, which reports will include a statement of the closing share price of the Common Shares as at the date of such report (or a date as close thereto as may be reasonably practicable).

10.10    Employment of Agents

         The Company may from time to time appoint or engage accountants, lawyers or other agents or personnel it may consider necessary or desirable for the proper administration of the Plan.


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                                    ARTICLE 11
                                 TRANSFERABILITY

11.1     Non-Transferable

         In no event may the rights or interests of a Participant under the Plan be assigned, encumbered, pledged, transferred or alienated in any way, except to the extent that certain rights may pass to a legal personal representative of the Participant upon the death of the Participant, by will or by the laws of succession and distribution and as otherwise consistent with the specific Plan provisions or as the Committee in its sole discretion shall determine. During the life of the Participant, any Award shall be vested in only the Participant.